EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

IBC Announces Second Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 3, 2007—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the second quarter of 2007 of $34.6 million or $.50 per share - basic ($.50 per share - diluted) compared to $34.7 million or $.50 per share - basic ($.49 per share - diluted) for the second quarter 2006, which represents an increase of 2.0% in diluted earnings per share and a decrease of 0.2% in net income.   Net income for the first six months of 2007 was $53.2 million, or $.77 per share — basic ($.76 per share diluted) compared to $58.6 million, or $.84 per share — basic ($.83 per share diluted) for the first six months of 2006, which represents a decrease of 9.2% in net income and 8.4% in diluted earnings per share.

Net income for the first six months of 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments.  A significant portion of the impairment charge is a result of the Company’s strategic identification of certain investment securities that were sold in the second quarter of 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank (“FHLB”) borrowings.  Net income for the same period was positively affected by the sale of the securities, which generated gains of $1.5 million, after tax.  The investments sold were certain hybrid mortgage backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate.  The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and also improved operating ratios.

Net income for the first six months of 2006 was negatively impacted by a $8.9 million, net of tax, charge to operations as a result of the loss of a IRS tax lawsuit that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and relates to certain leasing transactions previously discussed in Note 17 of the Notes to Consolidated Financial Statements set forth in the Company’s 2006 Annual Report.  Because of the trial court judgment, uncertainty of the outcome at the appellate level and the similarity between the litigated lawsuit and one that is pending, the Company took the $8.9 million charge, net of tax.

"I'm pleased with the Company’s second quarter earnings, as well as the results of the first six months, despite the impairment charge related to the investment securities.  The Company believes the re-positioning of the balance sheet to a more neutral position in terms of interest rate risk will positively impact the Company’s operations in the long-term and the second quarter earnings are reflective of the commitment to superior performance.  Additionally, the Company has continued to grow its operations and enhance long term shareholder value through aggressive de novo branch expansions,” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2007 were $10.4 billion compared to $10.9 billion at December 31, 2006. Total net loans were $5.1 billion at June 30, 2007 and $5.0 billion at December 31, 2006. Total deposits were $7.1 billion at June 30, 2007 and $7.0 billion at December 31, 2006.

IBC is a $10.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 230 facilities and over 380 ATMs serving more than 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.